Exhibit 99.1

Contact:

Timothy Baker	Scott Solomon
Executive Vice President,	Vice President
Chief Operating Officer	Sharon Merrill Associates
and Chief Financial Officer	(617) 542-5300
Cynosure, Inc.	CYNO@investorrelations.com
(978) 256-4200
TBaker@cynosure.com

Cynosure Reports First-Quarter 2014 Financial Results

Board of Directors Increases Share Repurchase Program to $35 Million

Westford, MA – May 6, 2014 – Cynosure, Inc. (Nasdaq: CYNO), which develops and markets laser- and light-based aesthetic treatment systems for high-volume applications, today reported financial results for the three months ended March 31, 2014. First-quarter 2014 financial results incorporate the acquisition of Palomar Medical Technologies, which was completed in June 2013.

First-Quarter 2014 Financial Highlights

•	Total revenues increase 52% to $62.0 million

•	Non-GAAP net income of $4.2 million, or $0.19 per diluted share, which excludes acquisition costs and amortization expenses

•	GAAP net income of $689,000, or $0.03 per diluted share, including acquisition costs and amortization expenses

•	$130.7 million in cash, short-term investments and marketable securities at March 31, 2014

“Total laser revenue rose 46% to $49.7 million in the first quarter from $34.1 million in the same period of 2013,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “This increase primarily reflected our June acquisition of Palomar and the continued success of PicoSure™, our new flagship workstation for the removal of tattoos and benign pigmented lesions, as well as year-over-year growth from our direct subsidiaries in Asia and Europe.”

International markets accounted for 57% of total laser revenue for the first quarter of 2014, compared with 52% for the comparable period of 2013, while laser revenue from North America accounted for 43% of the total compared with 48% in the 2013 period.

“In North America, the quarter started slowly and picked up in March,” Davin said. “Although we ended 2013 short of our North American target number of sales personnel, during the quarter we successfully added nine reps and managers as we continue to focus on the growth of our direct distribution channel.”

Palomar Integration on Track

“The remaining steps in the integration of Palomar are nearing completion, and we’re on track to exceed the planned $8 million to $10 million in transaction synergies,” Davin said. “Excluding transaction costs and amortization expenses, our gross margin improved in the first quarter of 2014 over the same period last year. By the end of June we expect to fully transition the Palomar product line to our contract manufacturing model and complete the expansion of our Westford facility. These initiatives are expected to further contribute to the improved operating leverage as a result of the acquisition.”

Board Increases Share Repurchase Program to $35 Million

Cynosure also announces that its Board of Directors has authorized the repurchase of up to an additional $10 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions, bringing the total authorized to repurchase up to $35 million. Following this increase, approximately $19.6 million remains available to repurchase shares under the program.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program, which is the only repurchase program currently maintained by the Company, may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes. The share repurchase program, which is being funded using the Company’s working capital, expires on November 1, 2015.

Recent Highlights

•	A total of 21 oral abstracts and 14 e-posters related to Cynosure’s technology were presented at LASER 2014, the 34th Annual Scientific Conference of the American Society for Laser Medicine and Surgery. Ten of the presentations focused on new potential aesthetic indications for Cynosure’s flagship PicoSure™ Picosecond Laser Workstation, the first FDA-cleared picosecond device for the removal of tattoos and benign pigmented lesions.

•	Unilever, through its Iluminage Beauty, Inc. joint venture, is launching the Skin Smoothing Laser™, the first at-home laser FDA-cleared to reduce fine lines and wrinkles around the eyes and mouth. Developed in partnership with Cynosure, the Skin Smoothing Laser is expected to begin generating royalty payments for the Company in the second half of this year.

Business Outlook

“With a broad distribution network, comprehensive product and technology offerings and strong balance sheet, we believe we are well positioned to expand our leadership in the aesthetic laser market,” Davin said. “In the quarters ahead, we expect to continue to broaden our reach by pursuing additional international regulatory clearances for current treatment indications cleared in the United States and FDA clearances for new treatment indications for our products.”

First-Quarter Financial Results Conference Call

In conjunction with the announcement of its first-quarter 2014 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, and Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 120 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including Cynosure’s intention to repurchase shares of its common stock from time to time under the share repurchase program, the intended use of any repurchased shares and the source of funding for repurchasing shares, statements relating to royalty payments based on sales of the Skin Smoothing Laser, new indications for use for Cynosure’s products, the transition of the Palomar product line to Cynosure’s contract manufacturing model, Cynosure’s expansion of its Westford headquarters, research and development projects, anticipated synergies from the Palomar acquisition, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to achieve anticipated synergies in calendar 2014, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenues	$62,004	$40,690
Cost of revenues	26,609	17,003

Gross profit	35,395	23,687

Operating expenses:
Selling and marketing	20,122	12,603
Research and development	5,574	3,781
Amortization of intangible assets acquired	713	214
General and administrative	7,640	5,101

Total operating expenses	34,049	21,699

Income from operations	1,346	1,988

Interest (expense) income, net	(349)	32
Other income (expense), net	66	(357)

Income before income taxes	1,063	1,663

Income tax provision	374	424

Net income	$689	$1,239

Diluted net income per share	$0.03	$0.07

Diluted weighted average shares outstanding	22,568	16,860

Basic net income per share	$0.03	$0.08

Basic weighted average shares outstanding	21,978	16,185

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets:
Cash and cash equivalents	$82,030	$93,655
Short-term marketable securities	39,378	26,633
Accounts receivable, net	40,224	36,587
Inventories	56,488	54,098
Deferred income taxes	9,303	9,341
Prepaid expenses and other current assets	9,893	6,891

Total current assets	237,316	227,205
Property and equipment, net	28,815	26,445
Long-term marketable securities	9,327	8,804
Goodwill and intangibles, net	148,632	150,362
Other noncurrent assets	1,493	1,678

Total assets	$425,583	$414,494

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$48,674	$50,893
Amounts due to related parties	1,675	1,268
Deferred revenue	9,349	9,163
Capital lease obligations	272	286

Total current liabilities	59,970	61,610

Capital lease obligations, net of current portion	15,024	14,957
Deferred revenue, net of current portion	825	1,010
Other long-term liabilities	11,588	8,565

Total stockholders’ equity	338,176	328,352

Total liabilities and stockholders’ equity	$425,583	$414,494

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisition of Palomar and amortization of intangible assets acquired, for the three months ended March 31, 2014. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended Mar 31,
	2014	2013
Gross profit	$35,395	$23,687

Non-GAAP adjustments to gross profit:
Costs associated with acquisitions and amortization	1,375	97

Total Non-GAAP adjustments to gross profit	1,375	97

Non-GAAP gross profit dollars	$36,770	$23,784

	Three Months Ended Mar 31,
	2014	2013
Income from operations	$1,346	$1,988

Non-GAAP adjustments to income from operations:
Costs associated with acquisitions and amortization	3,557	1,452

Total Non-GAAP adjustments to income from operations	3,557	1,452

Non-GAAP income from operations	$4,903	$3,440

	Three Months Ended Mar 31,
	2014	2013
Net income	$689	$1,239

Non-GAAP adjustments to net income:
Costs associated with acquisitions and amortization	3,557	1,452

Total Non-GAAP adjustments to net income	3,557	1,452

Non-GAAP net income	$4,246	$2,691

	Three Months Ended Mar 31,
	2014	2013
Diluted net income per share	$0.03	$0.07

Costs associated with acquisitions and amortization	0.16	0.09

Total Non-GAAP adjustments to net income	0.16	0.09

Non-GAAP diluted net income per share	$0.19	$0.16

Weighted average shares used to compute diluted net income per share	22,568	16,860

Weighted average shares used to compute Non-GAAP diluted net income per share	22,568	16,860